UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

Amendment No. 1

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 28, 2007

ANDOVER MEDICAL, INC.
(Exact name of registrant as specified in its charter)

Delaware	333-128526	51-0459931
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

510 Turnpike Street, Ste. 204 N. Andover, MA	01845
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (978) 557-1001

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR 240.13e-4(c))

Item 1.01.              Entry into a Material Definitive Agreement

On December 28, 2007, Andover Medical, Inc. (the “Company”) and its Chief Executive Officer, Edwin A. Reilly, entered into a Global Settlement Agreement and Release (the “Global Settlement”), together with Francis P. Magliochetti, a former officer and director of the Company and his wife, Patricia Magliochetti and Otto Bock Healthcare L.P., a Minnesota limited partnership (“Otto Bock”) concerning non-compete agreements entered into by the Magliochettis with Otto Bock in connection with the sale of the assets of Ortho Rehab, Inc. and Ortho Motion Inc. pursuant to an Asset Purchase Agreement dated January 6, 2005.

Upon the execution of the Global Settlement, among other things, the Company paid to Otto Bock $1,000,000 in shares of common stock (the “Shares”) of the Company.  The 5,300,353 shares which were issued had a fair market value of $1,855,124, as amended, rather than $1,500,000 as previously reported by the Company.  Fair Market Value was valued at $.35 per share, the closing price of the Common Stock of Andover as furnished by the Over-the-Counter Bulletin Board maintained by FINRA on December 18, 2007, the date when the Agreement was approved by the Board of Directors of Andover.  If and when Otto Bock receives $1,000,000 in net proceeds, all remaining shares held by Otto Bock shall be returned to the Company.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 22, 2008	ANDOVER MEDICAL, INC.

	By:	/s/ Edwin A. Reilly
	Name:	Edwin A. Reilly
	Title:	Chief Executive Officer